Electrosource, Inc.
 2809 Interstate  35 South, San Marcos, Texas  78666-5930  USA
               Tel:  512-753-6500   Fax:  512-353-3391
     www.electrosource.com   Manufacturers of the HORIZON C2M Battery

                       ELECTROSOURCE  NEWS
                      For Immediate Release

  ELECTROSOURCE, INC., GRANTS OPTIONS TO PURCHASE COMMON STOCK

Austin, Texas (November 3, 1999) - ELECTROSOURCE, INC., (NASDAQ: ELSI) announced today that it has granted options to purchase up to 3,000,000 (three million) shares of its common stock at a price of $1.00 per share to Kamkorp, Ltd., ("Kamkorp"), its majority shareholder, a privately-held company headquartered in the United Kingdom. The options expire as to 2,000,000 (two million) shares in six months, 500,000 (five hundred thousand) shares in nine months, and 500,000 (five hundred thousand) shares in twelve months.

The securities have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

For further information, contact B. E. Jay at (512 ) 753 6500.

                             #  #  #
SOURCE  Electrosource, Inc.